Exhibit 99.1

AMCOMP INCORPORATED ANNOUNCES RESULTS OF SPECIAL STOCKHOLDER MEETING

STOCKHOLDERS APPROVE MERGER AGREEMENT
WITH EMPLOYERS HOLDINGS, INC.

North Palm Beach, FL, October 29, 2008 - AmCOMP Incorporated (Nasdaq: AMCP) announced today that it has received stockholder approval at a special meeting of AmCOMP’s stockholders held this morning to approve the acquisition of AmCOMP by Employers Holdings, Inc. (“EMPLOYERS®”) (NYSE: EIG).

12,616,491 shares, or over 82 percent of the 15,295,462 total outstanding shares of AmCOMP’s common stock, were voted in favor of the adoption of the merger agreement with EMPLOYERS. Approval required a vote of at least a majority of AmCOMP’s outstanding shares of common stock.  Of the shares voted, over 99 percent voted in favor of the adoption of the merger agreement.  In accordance with the terms of the merger agreement, the closing of the merger is expected to take place on October 31, 2008. Upon closing, each issued and outstanding share of AmCOMP common stock will be converted into the right to receive $12.15 in cash, without interest.  At the same time, AmCOMP will become a wholly owned subsidiary of EMPLOYERS and its shares of common stock will cease to be listed on The Nasdaq Global Select Market.

Fred R. Lowe, Chief Executive Officer of AmCOMP, commented: “We are pleased to announce the approval of this transaction.  We would like to thank our stockholders, agent partners, policyholders and employees for supporting us in concluding the merger with EMPLOYERS. Combining the forces of our two companies presents an attractive opportunity for all stakeholders. The resulting company will have an even more significant presence in the workers’ compensation insurance market.”

About AmCOMP

With roots dating back to 1982, AmCOMP Incorporated is an insurance holding company whose wholly owned subsidiaries, AmCOMP Preferred and AmCOMP Assurance, are mono-line workers' compensation insurers with products that focus on value-added services to policyholders. Currently marketing insurance policies in 17 core states and targeting small to mid-sized employers in a variety of industries, AmCOMP distributes its products through independent agencies.

Forward-looking Statements

Statements made in this press release, including those about the Company’s financial condition and results of operations and about its future plans and objectives that are not based on historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The words “believe,” “expect,” “plans,” “intend,” “project,” “estimate,” “may,” “should,” “will,” “continue,” “potential,” “forecast” and “anticipate” and similar expressions identify forward-looking statements. Any such statements involve known and unknown risks, uncertainties and other factors, including those set forth under the heading “Risk Factors” in the Company’s filings with the Securities and Exchange Commission. Such factors may cause AmCOMP’s actual performance, condition and achievements to be materially different than any future performance, condition and achievement discussed in this press release. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by these cautionary statements.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

AmCOMP Incorporated, North Palm Beach

Kumar Gursahaney
Chief Financial Officer
561-840-7171 ext. 11700

Gale Blackburn
Vice President of Investor Relations
561-840-7171 ext. 11586

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